CorTS(R) SUPPLEMENT 2001-6

                                     between

                           STRUCTURED PRODUCTS CORP.,
                                  as Depositor

                                       and

                      U.S. BANK TRUST NATIONAL ASSOCIATION,
                                   as Trustee

                   CorTS(R)Trust II For Countrywide Capital I


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                                TABLE OF CONTENTS

                                                                Page


Preliminary Statement.............................................1

Section 1.  Certain Defined Terms.................................1

Section 2.  Creation and Declaration of Trust; Sale of
                  Term Assets; Acceptance by Trustee..............5

Section 3.   Designation..........................................5

Section 4.   Date of the Certificates.............................5

Section 5.   Certificate Principal Balance and Denominations;
                  Additional Term Assets..........................5

Section 6.   Currency of the Certificates.........................6

Section 7.   Form of Securities...................................6

Section 8.   Reserved.............................................6

Section 9.   Certain Provisions of Base Trust Agreement Not
                  Applicable......................................6

Section 10. Distributions.........................................6

Section 11. Termination of Trust..................................9

Section 12. Limitation of  Powers and Duties......................9

Section 13. Compensation of Trustee..............................10

Section 14. Modification or Amendment............................11

Section 15. Accounting...........................................11

Section 16. No Investment of Amounts Received on Term Assets.....11

Section 17. No Event of Default..................................11

Section 18. Notices..............................................11

Section 19. Access to Certain Documentation......................12

Section 20. Advances.............................................12

Section 21. Ratification of Agreement............................12

Section 22. Counterparts.........................................13

Section 23. Governing Law........................................13

Section 24. Appointment of Co-Trustee............................13

Section 25. Certificate of Compliance............................13

Exhibit A   --   Identification  of the Term  Assets  as of  Closing Date
Exhibit B   --   Terms of the Certificates as of Closing Date
Exhibit C   --   Form of Certificates

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          CorTS(R)  SUPPLEMENT  2001-6  dated as of February  14,
          2001 (this "Series Supplement") between STRUCTURED PRODUCTS CORP., a Delaware corporation, as depositor
          (the   "Depositor"),   and  U.S.  BANK  TRUST  NATIONAL
          ASSOCIATION, a national banking association, as trustee
          (the "Trustee").

                              PRELIMINARY STATEMENT

          Pursuant to the Base Trust Agreement dated as of December 15, 2000 (the "Base Trust Agreement" and, as amended and supplemented pursuant to this Series Supplement, the "Agreement"), between the Depositor and the Trustee, such parties may at any time and from time to time enter into a series supplement supplemental to the Base Trust Agreement for the purpose of creating a trust.
Section 5.13 of the Base Trust Agreement provides that the Depositor may at any time and from time to time direct the Trustee to authenticate and deliver, on behalf of any such trust, a new Series of trust certificates. Each trust certificate of such new Series of trust certificates will represent a fractional undivided beneficial interest in such trust. Certain terms and conditions applicable to each such Series are to be set forth in the related series supplement to the Base Trust Agreement.

          Pursuant to this Series Supplement, the Depositor and the Trustee shall create and establish a new trust to be known as CorTS(R) Trust II For Countrywide Capital I, and a new Series of trust certificates to be issued thereby, which certificates shall be known as the CorTS(R) Certificates, and the Depositor and the Trustee shall herein specify certain terms and conditions in respect thereof.

          The Certificates shall be Fixed Rate Certificates issued in one Class (the "Certificates").

          On behalf of and pursuant to the authorizing resolutions of the Board of Directors of the Depositor, an authorized officer of the Depositor has authorized the execution, authentication and delivery of the Certificates, and has authorized the Base Trust Agreement and this Series Supplement in accordance with the terms of Section 5.13 of the Base Trust Agreement.

          Section 1. Certain Defined Terms. (a) All terms used in this Series Supplement that are defined in the Base Trust Agreement, either directly or by reference therein, have the meanings assigned to such terms therein, except to the extent such terms are defined or modified in this Series Supplement or the context requires otherwise. The Base Trust Agreement also contains rules as to usage which shall be applicable hereto.

          (b) Pursuant to Article I of the Base Trust Agreement, the meaning of certain defined terms used in the Base Trust Agreement shall, when applied to the trust certificates of a particular Series, be as defined in Article I but with such additional provisions and modifications as are specified in the related series supplement. With respect to the Certificates, the following definitions shall apply:

          "Acceleration": The acceleration of the maturity of the Term Assets after the occurrence of any default on the Term Assets other than a Payment Default.


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          "Agreement":  Agreement  shall  have  the  meaning  specified  in  the
Preliminary Statement to this Series Supplement.

          "Base Trust Agreement": Base Trust Agreement shall have the meaning specified in the Preliminary Statement to this Series Supplement.

           "Business Day": Any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

          "Certificateholder" or "Holder": With respect to any Certificate, the Holder thereof.

          "Certificateholders" or "Holders": The Holders of the Certificates.

          "Closing Date": February 14, 2001.

          "Certificate Account": With respect to this Series, the Eligible Account established and maintained by the Trustee in its corporate trust department in the Trustee's name for the benefit of the related Certificateholders, into which all payments made on or with respect to the related Term Assets will be deposited.

          "Collection Period": The period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date), through and including the current Distribution Date.

          "Corporate Trust Office": U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust or such other corporate trust office as the Trustee shall designate in writing to the Depositor and the Certificateholders.

          "Debt Guarantee": The guarantee of the Junior Subordinated Debentures by Countrywide Credit Industries, Inc.

          "Depositary": The Depository Trust Company.

          "Distribution Date": Any Scheduled Distribution Date, the Maturity Date or any Term Assets Default Distribution Date or any Term Assets Redemption Distribution Date.

          "Extension Period": The period, up to ten (10) consecutive semiannual interest distribution dates on the Term Assets, but not to extend beyond December 15, 2026, in which Countrywide Home Loans, Inc., and consequently the Term Assets Issuer, defers distributions on the Term Assets.

          "Fixed Payment": Each equal semiannual installment of interest payable on the Term Assets on each June 15 and December 15 or, if any such day is not a Business Day, then the immediately following Business Day, commencing June 15, 2001 through and including December 15, 2026.


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           "Interest  Collections":  With respect to any Distribution  Date, all payments received by the Trustee, during the Collection Period ending on such Scheduled Distribution Date, in respect of (i) interest on the Term Assets and
(ii) penalties or other amounts required to be paid because of late payments on the Term Assets.

          "Junior Subordinated Debentures": Means the 8% Junior Subordinated Deferrable Interest Debentures due on the Maturity Date issued by Countrywide Home Loans, Inc. which are owned by the Term Assets Issuer.

          "Maturity Date": December 15, 2026.

          "Payment Default": A default by the Term Assets Issuer in the payment of any amount due on the Term Assets after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets).

          "Place of Distribution": New York, New York.

          "Rating Agency": Each of Moody's Investors Service, Inc. ("Moody's"), and Standard & Poor's Ratings Services ("S&P"), a division of The McGraw-Hill Companies, Inc., and any successor to either of the foregoing. References to "the Rating Agency" in the Agreement shall be deemed to be each such credit rating agency.

          "Record Date": With respect to any Distribution Date, the day immediately preceding such Distribution Date.

          "Scheduled Distribution Date": The fifteenth day of each June and December or, if any such day is not a Business Day, then the immediately following Business Day, commencing June 15, 2001, through and including December 15, 2026; provided, however, that payment on each Scheduled Distribution Date shall be subject to prior payment of interest or principal, as applicable, on the Term Assets.

          "Specified Currency": United States Dollars.

          "Tax Event": Tax Event means the receipt by the Term Assets Issuer of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (ii) any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action") or (iii) any amendment to, clarification of or change in the administrative position or interpretation of any Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such Administrative Action or decision is announced, in each case, on or after December 11, 1996, there is more than an insubstantial risk that (a) the Term Assets Issuer is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Junior Subordinated


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Debentures or subject to more than a de minimis amount of other taxes, duties or other governmental charges, (b) any portion of interest payable by Countrywide Home Loans, Inc. to the Term Assets Issuer on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by Countrywide Home Loans, Inc. for United States federal income tax purposes, or
(c) Countrywide Home Loans, Inc. could become liable to pay, on the next date on which any amount would be payable with respect to the Junior Subordinated Debentures, any additional interest as set forth in the indenture relating to the Junior Subordinated Debentures.

          "Term Assets": As of the Closing Date, $81,573,000 aggregate principal amount of 8% Capital Trust Pass-Through Securities issued by the Term Assets Issuer, sold to the Trustee by the Depositor and identified on Exhibit A hereto. Additional Term Assets may also be sold to the Trustee from time to time pursuant to Section 5 of this Series Supplement.

          "Term Assets Default Distribution Date": The date on which the Trustee makes a distribution of the proceeds received in connection with a recovery on the Term Assets (in the case of Payment Default, after deducting any costs incurred in connection therewith) following a Payment Default or an Acceleration or other default with respect to the Term Assets.

          "Term Assets Issuer": Countrywide Capital I, the sole asset of which is the Junior Subordinated Debentures.

          "Term Assets Payment Date": Unless the Extension Period is in effect, the fifteenth day of each June and December, commencing on June 15, 2001 and ending on December 15, 2026; provided, however, that if any Term Assets Payment Date would otherwise fall on a day that is not a Business Day, such Term Assets Payment Date will be the following Business Day.

          "Term Assets Prospectus": The prospectus of the Term Assets Issuer, dated December 10, 1996, as supplemented by a supplement thereto, dated December 11, 1996, with respect to the Term Assets.

          "Term Assets Redemption Distribution Date": The date on which the Trustee makes a distribution of the proceeds received upon a redemption of Term Assets in accordance with their terms.

          "Term Assets Trustee": The trustee for the Term Assets.

          "Trust": CorTS(R)Trust II For Countrywide Capital I.

          "Trust Termination Event": (a) the payment in full at maturity or upon early redemption of the Certificates or (b) the distribution of the proceeds received upon a recovery on the Term Assets (in the case of Payment Default, after deducting the costs incurred in connection therewith) after a Payment Default or an Acceleration thereof (or other default with respect to the Term Assets).

          "Voting Rights": The Certificateholders shall have 100% of the total Voting Rights with respect to the Certificates, which Voting Rights shall be allocated among all Holders


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of Certificates in proportion to the principal  balances held by such Holders on any date of determination.

          Section 2. Creation and Declaration of Trust; Sale of Term Assets; Acceptance by Trustee. (a) The Trust, of which the Trustee is the trustee, is hereby created under the laws of the State of New York for the benefit of the holders of the Certificates. The Trust shall be irrevocable.

          (b) The Depositor, concurrently with the execution and delivery hereof and pursuant to Section 2.1 of the Base Trust Agreement, has delivered or caused to be delivered to the Trustee the Term Assets.

          (c) The Depositor does hereby sell, transfer, assign, set over and otherwise convey to the Trustee on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Term Assets. The Trustee shall pay the purchase price for the Term Assets by delivering to, or at the direction of, the Depositor, all of the Certificates on the Closing Date and making the payment identified in Section 10(l) of this Series Supplement.

          (d) The Trustee hereby (i) acknowledges such sale, deposit and delivery, pursuant to subsections (b) and (c) above, and receipt by it of the Term Assets, (ii) accepts the trusts created hereunder in accordance with the provisions hereof and of the Base Trust Agreement but subject to the Trustee's obligation, as and when the same may arise, to make any payment or other distribution of the assets of the Trust as may be required pursuant to this Series Supplement, the Base Trust Agreement and the Certificates, and (iii) agrees to perform the duties herein or therein required and any failure to receive reimbursement of expenses and disbursements under Section 13 hereof shall not release the Trustee from its duties herein or therein.

          Section 3. Designation. There is hereby created a Series of trust certificates to be issued pursuant to the Base Trust Agreement and this Series Supplement to be known as the "CorTS(R) Certificates." The Certificates shall be issued in one class, in the amount set forth in Section 5 and with additional terms set forth in Exhibit B to this Series Supplement. The Certificates shall be issued in substantially the form set forth in Exhibit C to this Series Supplement with such necessary or appropriate changes as shall be approved by the Depositor and the Trustee, such approval to be manifested by the execution and authentication thereof by the Trustee. The Certificates shall evidence undivided ownership interests in the assets of the Trust, subject to the liabilities of the Trust and shall be payable solely from payments or property received by the Trustee on or in respect of the Term Assets.

          Section 4. Date of the Certificates. The Certificates that are authenticated and delivered by the Trustee to or upon Depositor Order on the Closing Date shall be dated the Closing Date. All other Certificates that are authenticated after the Closing Date for any other purpose under the Agreement shall be dated the date of their authentication.

          Section 5. Certificate Principal Balance and Denominations; Additional Term Assets. On the Closing Date, up to 3,262,920 Certificates with a Certificate Principal Balance of $81,573,000 may be authenticated and delivered under the Base Trust Agreement and this Series


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Supplement.   The  Certificate  Principal  Balance  shall  initially  equal  the principal amount of Term Assets sold to the Trustee and deposited in the Trust. Such Certificate Principal Balance shall be calculated without regard to Certificates authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Sections 5.3, 5.4 or
5.5 of the Base Trust Agreement. The Depositor may sell to the Trustee additional Term Assets on any date hereafter upon at least five (5) Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Term Assets will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code. Upon such sale to the Trustee, the Trustee shall deposit such additional Term Assets in the Certificate Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a Certificate Principal Balance equal to the
principal   amount  of  such  additional   Term  Assets.   Any  such  additional
Certificates authenticated and delivered shall rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

          Section 6. Currency of the Certificates. All distributions on the Certificates will be made in the Specified Currency.

          Section 7. Form of Securities. The Trustee shall execute and deliver the Certificates in the form of one or more global certificates registered in the name of DTC or its nominee.

          Section 8. Reserved.

          Section 9. Certain Provisions of Base Trust Agreement Not Applicable. The provisions of Sections 2.3, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.10, 3.11, 3.12,
5.16, 5.17, 6.1(c) through (e), 6.6 and 9.1 of the Base Trust Agreement and any other provision of the Base Trust Agreement which imposes obligations on, or creates rights in favor of, the Trustee or the Certificateholders as a result of or in connection with an "Event of Default" or "Administrative Agent Termination Event" shall be inapplicable with respect to the Certificates. In addition, there is no "Administrative Agent" specified herein, and all references to
"Administrative Agent" in the Base Trust Agreement therefor shall be inapplicable with respect to the Certificates.

          Section 10. Distributions.

          (a) On each Scheduled Distribution Date, the Trustee shall distribute to the Certificateholders the related Fixed Payment, to the extent of Interest Collections, and on the Maturity Date shall distribute to the Certificateholders the principal balance of the Certificates (in the amount of $81,573,000), to the extent the principal of the Term Assets is received by the Trustee on such date, and all other amounts held in Trust; provided, however, if any such payment with respect to the Term Assets is made to the Trustee after the Term Assets Payment Date on which such payment was due, the Trustee shall distribute such amount received on the Business Day following such receipt. In the event the Extension Period is in effect, interest on the Certificates will continue to accrue so long as interest on the Junior Subordinated Debentures continues to so accrue, at a rate of 8% per annum, compounded semi-annually, but the Trustee


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shall not be required to make any  distributions on the  Certificates  until the next Scheduled Distribution Date following the end of the Extension Period.

          (b) In the event of a Payment Default, the Trustee shall proceed against the Term Assets Issuer on behalf of the Certificateholders to enforce the Term Assets or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that, holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Term Assets, subject to the Trustee's receipt of satisfactory indemnity. If the Trustee is directed to sell the Term Assets, the Trustee shall solicit bids for the sale of the Term Assets with settlement thereof on or before the third (3rd) Business Day after such sale from three leading dealers in the relevant market. Any of the following dealers shall be deemed to qualify as leading dealers: (1) Credit Suisse First Boston Corporation, (2) Goldman, Sachs & Co., (3) Lehman Brothers Inc., (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (5) UBS Securities LLC and (6) Salomon Smith Barney Inc.; provided, however, that no bid from Salomon Smith Barney Inc. or any affiliate thereof shall be accepted unless such bid equals the then fair market value of such Term Assets. The Trustee shall not be responsible for the failure to obtain a bid so long as it has made reasonable efforts to obtain bids. If a bid for the sale of the Term Assets has been accepted by the Trustee but the sale has failed to settle on the proposed settlement date, the Trustee shall request new bids from such leading dealers. In the event of an Acceleration and a corresponding payment on the Term Assets, the Trustee shall distribute the proceeds to the Certificateholders no later than two (2) Business Days after the receipt of immediately available funds.

          (c) In the event that the Trustee receives money or other property in respect of the Term Assets (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Term Assets (including from the sale thereof), the Trustee will promptly give notice as provided in Section 18(c) to the Depositary, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates then outstanding and unpaid, pro rata by principal amount (after deducting the costs incurred in connection therewith and subject to clause (l) of this Section 10). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of Term Assets to Certificateholders will be deemed to reduce the principal amount of Certificates on a dollar-for-dollar basis. Following such in kind distribution, all Certificates will be cancelled. Other than as provided in clause (l) below, no amounts will be distributed to the Depositor in respect of the Term Assets.

          (d) Distributions to the Certificateholders on each Distribution Date will be made to the Certificateholders of record on the Record Date.

          (e) All distributions to Certificateholders shall be allocated pro rata among the Certificates based on their respective principal balances as of the Record Date.


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          (f) Notwithstanding any provision of the Agreement to the contrary, to the extent funds are available, the Trustee will initiate payment in immediately available funds by 10:00 A.M. (New York City time) on each Distribution Date of all amounts payable to each Certificateholder with respect to any Certificate held by such Certificateholder or its nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address as each Certificateholder may from time to time direct the Trustee in writing fifteen (15) days prior to such Distribution Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. The Trustee shall be entitled to rely on the last instruction delivered by the Certificateholder pursuant to this Section 10(f) unless a new instruction is delivered fifteen (15) days prior to a Distribution Date.

          (g) Upon receipt by the Trustee of a notice that all or a portion of the Term Assets are to be redeemed, the Trustee shall select by lot an equal principal amount of Certificates for redemption and establish the Term Assets Redemption Distribution Date. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than fifteen (15) days prior to the Term Assets Redemption Distribution Date by mail to each registered Certificateholder at such registered Certificateholder's last address on the register maintained by the Trustee, provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third Business Day after the date it receives notice of such redemption. The redemption price for Certificates redeemed pursuant to an Optional Redemption (as defined below) or a Tax Event Redemption (as defined below) is set forth below in Section 10(h) of this Series Supplement.

          (h) For informational purposes only, the Term Assets as originally issued are redeemable, in whole or in part on or after December 15, 2006, on not less than 30 nor more than 60 days' notice, at the option of the Term Assets Issuer (such redemption, an "Optional Redemption"). In addition, if a Tax Event occurs and is continuing, within 90 days following the occurrence of such Tax Event, the Term Assets Issuer will, except in certain limited circumstances described in the documentation governing the Term Assets, be dissolved and the Junior Subordinated Debentures will be distributed pro rata to the holders of the Term Assets. Upon receiving notification of such dissolution and distribution, the Trustee shall provide prompt notice of such dissolution and distribution to the Rating Agency. If, after a Tax Event has occurred, Countrywide Home Loans, Inc. receives an opinion of nationally recognized independent tax counsel experienced in such matters that, as a result of such Tax Event, there is more than an insubstantial risk that Countrywide Home Loans, Inc. would be precluded from deducting the interest on the Junior Subordinated Debentures for United States income tax purposes, even if the Junior Subordinated Debentures were distributed to the holders of the Term Assets in liquidation of such holders' interest in the Term Assets Issuer, then within 90 days following the occurrence of such Tax Event and on not less than 30 nor more than 60 days' notice, the Countrywide Home Loans, Inc. will have the right to prepay the Junior Subordinated Debentures in whole or in part and therefore cause a mandatory redemption of the Term Assets (such redemption, a "Tax Event Redemption"). The redemption price in the case of an Optional Redemption or a Tax Event Redemption of the Term Assets will be equal to the par amount of, plus accrued interest on, the Term Assets being redeemed.


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          (i) In the event  that the  Trustee  is  notified  by the Term  Assets
Issuer that the Term Assets are to be redeemed in exchange for a distribution of Junior Subordinated Debentures upon the occurrence of a Tax Event, the Trustee shall deliver the Terms Assets to the Term Assets Issuer in exchange for Junior Subordinated Debentures and the Debt Guarantee with an aggregate principal amount equal to the aggregate principal amount of the Term Assets. Such exchange shall not cause the Certificates to be redeemed. The Trust shall hold the Junior Subordinated Debentures for the benefit of the Certificateholders in accordance with the terms hereof and under the Base Trust Agreement.

          (j) The holder of a Certificate which is redeemed will receive, on the Term Assets Redemption Distribution Date, a payment equal to its pro rata share of the distributions made on the Term Assets pursuant to an Optional Redemption or a Tax Event Redemption as set forth above.

          (k) The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Series Supplement. The Trustee shall in no way be responsible or liable to the Certificateholders nor shall any Certificateholder in any way be responsible or liable to any other
Certificateholder in respect of amounts previously distributed on the Certificates based on their respective principal balances.

          (l) On the Closing Date, as partial payment for the Term Assets, the Trustee shall deliver to, or at the direction of, the Depositor all of the Certificates. On June 15, 2001, as payment of the balance of the purchase price for the Term Assets, the Trustee shall pay to the Depositor from the Fixed Payment received on such date the amount of the interest accrued on the Term Assets from December 15, 2000 to but not including the Closing Date, which amount equals $1,069,512.67. In the event that the Fixed Payment is not received on such date or otherwise is insufficient to pay such amount of accrued interest to the Depositor, the Depositor shall have a claim for the unpaid portion of such amount and shall share pari passu with Certificateholders to the extent of such claim in the proceeds from the sale of the Term Assets.

          Section 11 . Termination of Trust. (a) The Trust shall terminate upon the occurrence of any Trust Termination Event.

          (b) Except for any reports and other information required to be provided to Certificateholders hereunder and under the Base Trust Agreement and except as otherwise specified herein and therein, the obligations of the Trustee will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them and the disposition of all Term Assets held by the Trustee. The Trust shall thereupon terminate, except for surviving rights of indemnity.

          Section 12 . Limitation of Powers and Duties. (a) The Trustee shall administer the Trust and the Term Assets solely as specified herein and in the Base Trust Agreement.

          (b) The Trust is constituted solely for the purpose of acquiring and holding the Term Assets. The Trustee is not authorized to acquire any other investments or engage in any activities not authorized herein and, in particular, unless expressly provided in the Agreement, the Trustee is not authorized (i) to sell, assign, transfer, exchange, pledge, set-off or otherwise dispose of any of the Term Assets, once acquired, or interests therein, including to Certificateholders, (ii) to merge or consolidate the Trust with any other entity, or (iii) to do anything that would materially increase the likelihood that the Trust will fail to qualify as a grantor trust for United States federal income tax purposes. In addition, the Trustee has no power to create, assume or incur indebtedness or other liabilities in the name of the Trust other than as contemplated herein and in the Base Trust Agreement.

          (c) The parties acknowledge that the Trustee, as the holder of the Term Assets, has the right to vote and give consents and waivers in respect of the Term Assets and enforce the other rights, if any, of a holder of the Term Assets, except as otherwise limited by the Base Trust Agreement or this Series Supplement. In the event that the Trustee receives a request from the Term Assets Trustee, the Term Assets Issuer or, if applicable, the Depositary with respect to the Term Assets, for the Trustee's consent to any amendment, modification or waiver of the Term Assets, or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall within two (2) Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request and shall be protected in taking no action if no direction is received. Except as otherwise provided herein, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Holders thereof as of the date determined by the Trustee prior to the date such vote or consent is required; provided, however, that, notwithstanding anything to the contrary in the Base Trust Agreement or this Series Supplement, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets (including, without limitation, any demand to accelerate the Term Assets) or (ii) which would result in the exchange or substitution of any Term Asset whether or not pursuant to a plan for the refunding or refinancing of such Term Asset, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote would not materially increase the likelihood that the Trust will fail to qualify as a grantor trust for federal income tax purposes, such determination to be based solely on an Opinion of Counsel. The Trustee shall have no liability for any failure to act or to refrain from acting resulting from the Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

          (d) Notwithstanding any provision of the Agreement to the contrary, the Trustee may require from the Certificateholders prior to taking any action at the direction of the Certificateholders, an indemnity agreement of a Certificateholder or any of its Affiliates to provide for security or indemnity against the costs, expenses and liabilities the Trustee may incur by reason of any such action. An unsecured indemnity agreement, if acceptable to the Trustee, shall be deemed to be sufficient to satisfy such security or indemnity requirement.

          (e) Notwithstanding any provision of the Agreement to the contrary, the Trustee shall act as the sole Authenticating Agent, Paying Agent, and Registrar.

          Section 13 . Compensation of Trustee. Each of the Trustee and U.S. Bank National Association, as co-trustee (the "co-trustee") shall be entitled to receive from the

Depositor as compensation for its services hereunder, trustee's fees pursuant to a separate agreement among the Trustee, the co-trustee and the Depositor, and shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by it (including the reasonable compensation, disbursements and expenses of its counsel and other persons not regularly in its employ). The Depositor shall indemnify and hold harmless each of the Trustee and the co-trustee and its successors, assigns, agents and servants against any and all loss, liability or reasonable expense (including attorney's fees) incurred by it in connection with the administration of this trust and the performance of its duties thereunder. The Trustee and the co-trustee shall notify the Depositor promptly of any claim for which they may seek indemnity. Failure by the Trustee and the co-trustee to so notify the Depositor shall not relieve the Depositor of its obligations hereunder. The Depositor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the co-trustee through the Trustee's or co-trustee's own willful misconduct, negligence or bad faith. The indemnities contained in this Section 13 shall survive the resignation or termination of the Trustee or the co-trustee or the termination of this Agreement.

          Failure by the Depositor to pay, reimburse or indemnify the Trustee or the co-trustee shall not entitle the Trustee to any payment, reimbursement or indemnification from the Trust, nor shall such failure release the Trustee from the duties it is required to perform under this Series Supplement. Any unpaid, unreimbursed or unindemnified amounts shall not be borne by the Trust and shall not constitute a claim against the Trust, but shall be borne by each of the Trustee or the co-trustee in its individual capacity, and the Trustee and the co-trustee shall have no recourse against the Trust with respect thereto.

          Section 14 . Modification or Amendment. The Trustee shall not enter into any modification or amendment of the Base Trust Agreement or this Series Supplement unless such modification or amendment is in accordance with Section
10.1 of the Base Trust Agreement. Pursuant to Section 5 of this Series Supplement, the Depositor may sell to the Trustee additional Term Assets from time to time without violation or trigger of this Section 14.

          Section 15 . Accounting. Notwithstanding Section 3.16 of the Base Trust Agreement, Independent Public Accountants' Administration Report, no such accounting reports shall be required. Pursuant to Section 4.2 of the Base Trust Agreement, Reports to Certificateholders, the Trustee shall cause the statements to be prepared and forwarded as provided therein.

          Section 16 . No Investment of Amounts Received on Term Assets. All amounts received on or with respect to the Term Assets shall be held uninvested by the Trustee.

          Section 17 . No Event of Default. There shall be no Events of Default defined with respect to the Certificates.

          Section 18 . Notices. (a) All directions, demands and notices hereunder and under the Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or mailed by first class mail, postage prepaid or by express delivery service or by certified mail, return receipt requested or delivered in any other manner specified herein, (i) in the case of the Depositor, to Structured Products Corp., 390 Greenwich

Street, 6th Floor, New York, New York 10013, Attention: Secretary, or such other address as may hereafter be furnished to the Trustee in writing by the Depositor, and (ii) in the case of the Trustee, to U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention:
Corporate Trust, facsimile number (212) 809-5459, or such other address as may hereafter be furnished to the Depositor in writing by the Trustee.

          (b) For  purposes of  delivering  notices to the Rating  Agency  under
Section 10.07, of the Base Trust Agreement, Notice to Rating Agency, or otherwise, such notices shall be mailed or delivered as provided in such Section 10.07, Notice to Rating Agency, to: Standard & Poor's Ratings Services, 55 Water Street, New York, New York 10041; and Moody's Investors Service, Inc., Structured Derivative Products, 99 Church Street, New York, New York 10007; or such other address as the Rating Agency may designate in writing to the parties hereto.

          (c) In the event a Payment Default or an Acceleration occurs, the Trustee shall promptly give notice to the Depositary or, for any Certificates which are not then held by the Depositary or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth
(i) the identity of the issue of Term Assets, (ii) the date and nature of such Payment Default or Acceleration, (iii) the principal amount of the interest or principal in default, (iv) the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

          (d) Notwithstanding any provisions of the Agreement to the contrary, the Trustee shall deliver all notices or reports required to be delivered to or by the Trustee or the Depositor to the Certificateholders without charge to such Certificateholders.

          Section 19 . Access to Certain Documentation. Access to documentation regarding the Term Assets will be afforded without charge to any Certificateholder so requesting pursuant to Section 3.17 of the Base Trust Agreement, Access to Certain Documentation. Additionally, the Trustee shall provide at the request of any Certificateholder without charge to such Certificateholder the name and address of each Certificateholder of Certificates hereunder as recorded in the Certificate Register for purposes of contacting the other Certificateholders with respect to their rights hereunder or for the purposes of effecting purchases or sales of the Certificates, subject to the transfer restrictions set forth herein.

          Section 20 . Advances. There is no Administrative Agent specified herein; hence no person (including the Trustee) shall be permitted or obligated to make Advances as described in Section 4.3 of the Base Trust Agreement, Advances.

          Section 21 . Ratification of Agreement. With respect to the Series issued hereby, the Base Trust Agreement (including the grant of a security interest in Section 10.8 of the Base Trust Agreement with respect to the Term Assets conveyed hereunder), as supplemented by this Series Supplement, is in all respects ratified and confirmed, and the Base Trust Agreement as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. To the extent there is any inconsistency between the terms of the Base Trust Agreement and this Series Supplement, the terms of this Series Supplement shall govern.

          Section 22. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

          Section 23. Governing Law. This Series Supplement and each Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State's principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          Section 24. Appointment of Co-Trustee.. The Depositor and the Trustee hereby appoint U.S. Bank National Association, a national banking association, as co-trustee under the Agreement. Any action required to be taken by the Trustee may be taken by U.S. Bank National Association, as co-trustee, in full satisfaction of the obligations of the Trustee. By its acceptance of this Series Supplement, U.S. Bank National Association hereby accepts its appointment as co-trustee under the Agreement.

          Section 25. Certificate of Compliance. The Depositor shall deliver to the Trustee on or prior to June 30 of each year prior to a Trust Termination Event the Officer's Certificate as to compliance as required by Section 6.1(b) of the Base Trust Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Series Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

                               STRUCTURED PRODUCTS CORP.



                               By: /s/ Matthew R. Mayers
                                   --------------------------------
                                         Authorized Signatory


                               U.S. BANK TRUST NATIONAL
                               ASSOCIATION,
                                   as Trustee

                               By: /s/ Marlene J. Fahey
                                   --------------------------------
                                         Responsible Officer

ACCEPTED AND ACKNOWLEDGED BY:

U.S. Bank National Association,
as Co-Trustee

By:   /s/ Marlene J. Fahey
      ------------------------------
      Responsible Officer

                                                                       EXHIBIT A

              IDENTIFICATION OF THE TERM ASSETS AS OF CLOSING DATE



Issuer:                               Countrywide Capital I

Term Assets:                          8% Capital  Trust  Pass-Through Securities
                                      due December 15, 2026

Maturity Date:                        December 15, 2026

Original Principal Amount Issued:     $300,000,000

CUSIP No.:                            222371AA4

Stated Interest Rate:                 8% per annum

Interest Payment Dates:               June 15 and December 15

Optional Redemption:                  The Term Assets, are redeemable,  in whole
                                      or in part, on or after December 15, 2006, at the option of the Term Assets Issuer, on not less than 30 nor more than 60 days notice, at a price equal to the par amount of, plus accrued interest, on the Term
                                      Assets being redeemed.

Tax Event Redemption:                 The  Term   Assets  are   redeemable,   in
                                      Redemption: whole or in part, at any time by the Term Assets Issuer if certain adverse tax events occur with respect to Countrywide Home Loans, Inc.

Principal Amount of Underlying
Capital Securities Deposited
Under Trust Agreement:                $81,573,000



The Term Assets will be held by the Trustee as book-entry credits to an account of the Trustee or its agent at The Depository Trust Company, New York, New York ("DTC").

                                                                       EXHIBIT B

                  TERMS OF THE CERTIFICATES AS OF CLOSING DATE

Maximum Number of CorTS(R)
  Certificates                        Up to 3,262,920

Aggregate Principal Amount
  of CorTS(R)Certificates:            $81,573,000

Authorized Denomination:              $25 and integral multiples thereof

Rating Agencies:                      Standard & Poor's  Ratings  Services,  and
                                      Moody's Investors Service, Inc.

Closing Date:                         February 14, 2001

Distribution Dates:                   June  15 and  December  15,  the  Maturity
                                      Date,    any   Term   Assets    Redemption
                                      Distribution   Date  or  any  Term  Assets
                                      Default Distribution Date.

Interest Rate:                        8%

Maturity Date:                        December 15, 2026

Record Date:                          With respect to any Distribution Date, the
                                      day     immediately     preceding     such
                                      Distribution Date.

Trustee's Fees:                       The Trustee's fees shall be payable by the
                                      Depositor   pursuant  to  a  separate  fee
                                      agreement between the Trustee and the Depositor.

Initial Certificate Registrar:        U.S. Bank Trust National Association

Corporate Trust Office:               U.S. Bank Trust National  Association  100
                                      Wall Street, Suite 1600 New York, New York
                                      10005    Attention:     Corporate    Trust
                                      Department, Regarding CorTS(R)Trust II For
                                      Countrywide Capital I

                                                                       EXHIBIT C

                              FORM OF CERTIFICATES

THIS CERTIFICATE REPRESENTS AN UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CERTIFICATE NUMBER R-1                                     3,262,92 Certificates
CUSIP: 22080Y 20 1                      $81,573,000 Certificate Principal Amount

                              CORTS(R) CERTIFICATES

evidencing an undivided interest in the Trust, as defined below, the assets of which include Countrywide Capital I 8% Capital Trust Pass-Through Securities due December 15, 2026.

This Certificate does not represent an interest in or obligation of the Depositor or any of its affiliates.

          THIS CERTIFIES THAT Cede & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in CorTS(R)Trust II For Countrywide Capital I (the "Trust") formed by Structured Products Corp., as depositor (the "Depositor").

          The Trust was created pursuant to a Base Trust Agreement, dated as of December 15, 2000 (the "Agreement"), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the "Trustee"), as supplemented by the CorTS(R) Supplement 2001-6 dated as of February 14, 2001 (the "Series Supplement" and, together with the Agreement, the "Trust Agreement"), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

          This Certificate is one of the duly authorized Certificates designated as "CorTS(R) Certificates" (herein called the "Certificate" or "Certificates"). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The assets of the Trust include the Term Assets and all proceeds of the Term Assets. Additional Term Assets may be sold to the Trustee and additional Certificates may be authenticated and delivered from time to time as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates issued in accordance with the Series Supplement.

          Under the Trust Agreement, there shall be distributed on the dates specified in the Trust Agreement (a "Distribution Date"), to the person in whose name this Certificate is registered at the close of business on the related Record Date, such Certificateholder's fractional undivided interest in the amount of distributions of the Term Assets to be distributed to Certificateholders on such Distribution Date. Unless an Extension Period is in effect, the Term Assets will pay interest on June 15 and December 15 of each year with the next interest payment date occurring on June 15, 2001. The principal of the Term Assets is scheduled to be paid on December 15, 2026.

          The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts as set forth in the Series Trust Agreement.

          It is the intent of the Depositor and the Certificateholders that the Trust will be classified as a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended. Except as otherwise required by appropriate taxing authorities, the Depositor and the Trustee, by executing the Trust Agreement, and each Certificateholder, by acceptance of a Certificate, agrees to treat, and to take no action inconsistent with the treatment of, the Certificates for such tax purposes as interests in a grantor trust and the provisions of the Trust Agreement shall be interpreted to further this intention of the parties.

          Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

          The  Trust  Agreement  permits  the  amendment  thereof,   in  certain
circumstances, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Trustee by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

          A copy of the Trust Agreement is available upon request and all of its terms and conditions are hereby incorporated by reference and made a part hereof.

          THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by its manual or facsimile signature.

                               U.S.     BANK     TRUST     NATIONAL
                               ASSOCIATION,  not in its  individual
                               capacity  but solely as Trustee  and
                               Authenticating Agent



                               By:
                                   --------------------------------
                                         Authorized Signatory